Exhibit 99.1

TACTILE SYSTEMS TECHNOLOGY, INC. REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS

Second Quarter Revenue Decreased 22% Year-Over-Year; Decreased 20% Year-Over-Year on an Operational Basis

First Half Revenue Decreased 5% Year-over-Year; Flat Year-over-Year on an Operational Basis

MINNEAPOLIS, MN, August 3, 2020 – Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company focused on developing medical devices for the at-home treatment of chronic diseases, today reported financial results for the second quarter and six months ended June 30, 2020.

Second Quarter 2020 Summary:

●	Total revenue decreased 22% year-over-year, to $35.1 million, compared to $45.2 million in second quarter 2019.
o	Excluding the contribution to second quarter 2019 revenue related to the Company’s adoption of ASC 842, second quarter 2020 revenue reflects a year-over-year decrease of 20% on an operational basis.
o	Revenue for the second quarter of 2020 was negatively impacted by the COVID-19 pandemic.
●	Flexitouch revenue decreased 24% year-over-year, to $31.1 million, compared to $41.0 million in second quarter 2019.
●	Operating loss of $8.0 million, compared to operating income of $3.0 million in second quarter 2019.
●	Net loss of $13.9 million, compared to net income of $2.8 million in second quarter 2019.
●	Operating loss and net loss for the second quarter of 2020 included a $4.0 million non-cash impairment charge to fully write-off the inventory and long-lived assets of the Airwear wrap in the quarter ended June 30, 2020.
●	Adjusted EBITDA loss of $0.7 million, compared to Adjusted EBITDA of $6.3 million in second quarter 2019.

Second Quarter 2020 Highlights:

●	On April 6, 2020, the Company reported preliminary first quarter 2020 revenue results, withdrew its 2020 financial outlook and provided a COVID-19 business update.
●	On May 21, 2020, the Company announced the appointment of Daniel L. Reuvers as President and Chief Executive Officer, effective June 8, 2020. Mr. Reuvers succeeds Gerald R. Mattys who retired, as previously disclosed. Mr. Reuvers also joined the Board of Directors, effective June 8, 2020, filling a seat created by Mr. Mattys’ retirement from the Board, effective that same day.

“As expected, our second quarter operating and financial results were significantly impacted by the business disruption related to the COVID-19 pandemic,” said Dan Reuvers, President and Chief Executive Officer of Tactile Medical. “We were pleased to see improving trends as we moved through the second quarter and remain cautiously optimistic on the prospects for continued improvement in business trends in the second half of 2020. Specifically, after a challenging start to the quarter where we saw revenue for April and May combined decline 32% year-over-year, our business trends improved in the latter half of May and throughout June as healthcare facilities and clinics began to reopen, lift restrictions on access to their clinicians and resume patient consultations and treatments. Revenue for June reflected strong improvement over April and May but were still modestly lower than the prior year period. While we are encouraged by the improving trends over the second half of the quarter, we remain in the early stages of recovery.”

Mr. Reuvers continued: “As we look ahead to the remainder of 2020, we expect the COVID-19 pandemic to continue to impact our financial and operational results. While we are not currently able to predict the extent to which COVID-19 will impact our business over the near-term, we are well-capitalized to weather this crisis and remain confident in the attractive long-term opportunity that lies ahead of us as we work to expand our share of the $5B+ U.S. lymphedema market. With this in mind, we plan to continue investing for growth, focusing on the expansion of our commercial organization, as well as leveraging virtual education, selling and service opportunities – which we expect to yield some enduring improvements to our long-term growth and profitability profile.”

Second Quarter 2020 Financial Results

Total revenue in the second quarter of 2020 decreased $10.1 million, or 22%, to $35.1 million, compared to $45.2 million in the second quarter of 2019. Total revenue in the second quarter of 2020 decreased 20% on an operational basis, excluding the contribution to second quarter 2019 revenue related to the Company’s adoption of ASC 842. The decrease in total revenue was attributable to a decrease of $9.8 million, or 24%, in sales and rentals of the Flexitouch system and a decrease of $0.2 million, or 6%, in sales and rentals of the Entre system in the quarter ended June 30, 2020. The COVID-19 pandemic continued to have an impact on second quarter revenue. The decrease in second quarter revenue was impacted by our limited access to our clinician customers and their patients.  Specifically, we continued to see healthcare facilities and clinics restricting access to their clinicians, reducing patient consultations, or closing temporarily due to COVID-19.

Gross profit in the second quarter of 2020 decreased $6.6 million, or 21%, to $24.9 million, compared to $31.5 million in the second quarter of 2019. Gross margin was 70.9% of revenue, compared to 69.7% of revenue in the second quarter of 2019. The increase in gross margin was primarily attributable to changes in sales and rental mix by payer compared to the prior year period. The current period gross margin was impacted by a $0.4 million non-cash write-off of our Airwear inventory. Excluding the impact of the non-cash inventory write-off in the period, non-GAAP adjusted gross margin was 72.2% of revenue in the second quarter of 2020, compared to GAAP gross margin of 69.7% of revenue in the second quarter of 2019.

Operating expenses in the second quarter of 2020 increased $4.4 million, or 16%, to $32.9 million, compared to $28.5 million in the second quarter of 2019. The increase in operating expenses in the second quarter of 2020 was primarily driven by reimbursement, general and administrative expenses, which increased $5.6 million, or 63%, to $14.4 million, compared to $8.8 million in the second quarter of 2019. The increase in reimbursement, general and administrative expenses was driven by a $3.6 million impairment charge related to the write-off of our Airwear wrap-related long-lived assets and by a $2.0 million increase in occupancy costs, depreciation expense, legal and professional fees and personnel-related compensation expense in our reimbursement operations, payer development and corporate functions.

The increase in reimbursement, general and administrative expenses was partially offset by lower sales and marketing expenses, which decreased $1.0 million, or 6%, to $17.4 million, compared to $18.4 million in the second quarter of 2019 and, to a lesser extent, by lower research and development expenses, which decreased $0.1 million, or 10%, to $1.1 million, compared to $1.2 million in the second quarter of 2019.

Loss from operations in the second quarter of 2020 was $8.0 million, compared to income from operations of $3.0 million in the second quarter of 2019. Excluding the $4.0 million non-cash Airwear inventory write-off and impairment charge in the second quarter of 2020, non-GAAP adjusted loss from operations was $4.0 million, compared to income from operations of $3.0 million in the second quarter of 2019.

Income tax expense in the second quarter of 2020 increased $5.5 million to $5.9 million, compared to $0.4 million in the second quarter of 2019. The increase in income tax expense was primarily due to changes in our effective tax rate, which were attributable to a change in projected taxable income, including proportionately lower benefits for stock-based compensation, as compared to the same period last year.

Net loss in the second quarter of 2020 was $13.9 million, or $(0.72) per diluted share, compared to net income of $2.8 million, or $0.14 per diluted share, in the second quarter of 2019. Weighted average shares used to compute diluted net loss/income per share were 19.3 million and 19.6 million in the second quarters of 2020 and 2019, respectively.

Adjusted EBITDA loss was $0.7 million in the second quarter of 2020, compared to Adjusted EBITDA of $6.3 million in the second quarter of 2019.

First Six Months 2020 Financial Results:

Total revenue for the six months ended June 30, 2020 decreased $4.0 million, or 5%, to $78.8 million, compared to $82.8 million for the six months ended June 30, 2019. Total revenue for the six months ended June 30, 2020 increased 0.2% on an operational basis, excluding the contribution to revenue in the six months ended June 30, 2019 related to the Company’s adoption of ASC 842. The decrease in revenue was driven by a decrease of approximately $5.4 million, or 7%, in sales and rentals of the Flexitouch system, offset partially by an increase of $1.3 million, or 17%, in sales and rentals of the Entre system for the six months ended June 30, 2020.  Revenue in the first two months of 2020 was ahead of our expectations.  Beginning in March 2020 and continuing throughout the second quarter, revenue was impacted by the COVID-19 pandemic, which disrupted our ability to access our clinician customers and their patients.  Specifically, we saw healthcare facilities and clinics restricting access to their clinicians, reducing patient consultations, or closing temporarily due to COVID-19.

Net loss for the six months ended June 30, 2020 was $15.2 million, or $(0.79) per diluted share, compared to net income of $4.3 million, or $0.22 per diluted share, for the six months ended June 30, 2019. Weighted average shares used to compute diluted net loss/income per share were 19.3 million and 19.6 million for the six months ended June 30, 2020 and 2019, respectively.

Adjusted EBITDA loss was $1.2 million in the six months ended June 30, 2020, compared to adjusted EBITDA of $8.4 million in the six months ended June 30, 2019.

Cash Position

At June 30, 2020, cash, cash equivalents and marketable securities were $37.4 million, compared to $45.2 million at December 31, 2019. The Company had no outstanding borrowings on its $10.0 million revolving credit facility at June 30, 2020.

2020 Financial Outlook

On April 6, 2020, the Company withdrew its full year 2020 financial outlook due to the rapidly evolving environment and continued uncertainties associated with COVID-19. Given the continued uncertainty surrounding the magnitude and duration of the continuing impacts of COVID-19, the Company cannot reliably estimate the future impact of the pandemic on its operations and financial results at this time.

Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time on August 3, 2020, to discuss the results of the quarter with a question and answer session. Those who would like to participate may dial 877-407-3088 (201-389-0927 for international callers) and provide access code 13705943. A live webcast of the call will also be provided on the investor relations section of the Company's website at investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 877-660-6853 (201-612-7415 for international callers); access code 13705943. The webcast will be archived at investors.tactilemedical.com.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapy devices that treat chronic swelling conditions such as lymphedema and chronic venous insufficiency. Tactile Medical’s Mission is to help people suffering from chronic diseases live better and care for themselves at home. The Company’s unique offering includes advanced, clinically proven pneumatic compression devices, as well as continuity of care services provided by a national network of product specialists and trainers, reimbursement experts, patient advocates and clinicians. This combination of products and services ensures that tens of thousands of patients annually receive the at-home treatment necessary to better manage their chronic conditions. Tactile Medical takes pride in the fact that our solutions help increase clinical efficacy, reduce overall healthcare costs and improve the quality of life for patients with chronic conditions.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “continue,” “confident,” “outlook,” “guidance,” “project,” “goals,” “look forward,” “poised,” “designed,” “plan,” “return,” “focused,” “prospects” or “remain” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the impacts of the COVID-19 pandemic on the Company’s business, financial condition and results of operations; the course of the COVID-19 pandemic and its impact on general economic, business and market conditions; the Company’s inability to execute on its plans to respond to the COVID-19 pandemic; the adequacy of the Company’s liquidity to pursue its business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; the Company’s Chief Executive Officer transition, including disruptions and uncertainties related thereto, the potential impact on the Company’s business and future strategic direction resulting from the transition to a new Chief Executive Officer and the Company’s ability to retain other key members of senior management; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of Adjusted EBITDA, non-GAAP revenue change, adjusted gross margin and adjusted operating loss, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

Adjusted EBITDA in this release represents net income or loss less interest income, net, less income tax benefit or plus income tax expense, plus depreciation and amortization, plus stock-based compensation expense, plus impairment charges and inventory write-offs and plus CEO transition costs. A reconciliation of Adjusted EBITDA to net (loss) income is included in this press release.

Non-GAAP revenue change in this release represents second quarter and first six months of 2020 revenue compared to second quarter and first six months of 2019 revenue less operating lease revenue that was recognized in those 2019 periods in connection with the Company’s adoption of ASC 842. A reconciliation of non-GAAP revenue change to GAAP revenue change is included in this press release.

Adjusted gross margin in this release represents gross margin plus inventory write-offs. A reconciliation of adjusted gross margin to gross margin is included in this press release.

Adjusted operating loss in this release represents loss from operations plus impairment charges and inventory write-offs. A reconciliation of adjusted operating loss to loss from operations is included in this press release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses these measures principally as measures of the Company’s operating performance and for planning purposes, including the preparation of the

Company’s annual operating budget and financial projections. The Company believes these measures are useful to investors as supplemental information and because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company also believes these non-GAAP financial measures are useful to its management and investors as a measure of comparative operating performance from period to period. In addition, Adjusted EBITDA is used as a performance metric in the Company’s compensation program.

Adjusted EBITDA, non-GAAP revenue change, adjusted gross margin and adjusted operating loss are non-GAAP financial measures and should not be considered as an alternative to, or superior to, net income or loss, GAAP revenue change, gross margin or loss from operations, respectively, as measures of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and they should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating non-GAAP financial measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of these non-GAAP financial measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Tactile Systems Technology, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
	June 30,	December 31,
(In thousands, except share and per share data)	2020	2019
Assets
Current assets
Cash and cash equivalents	$31,341	$22,770
Marketable securities	6,013	22,464
Accounts receivable	30,552	33,444
Net investment in leases	8,689	8,147
Inventories	24,826	19,059
Income taxes receivable	960	—
Prepaid expenses and other current assets	2,195	2,451
Total current assets	104,576	108,335
Non-current assets
Property and equipment, net	7,009	7,408
Right of use operating lease assets	15,126	15,885
Intangible assets, net	1,674	5,312
Accounts receivable, non-current	5,881	4,184
Deferred income taxes	4,745	8,970
Other non-current assets	2,519	1,658
Total non-current assets	36,954	43,417
Total assets	$141,530	$151,752
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$5,686	$3,843
Accrued payroll and related taxes	6,971	10,098
Accrued expenses	3,743	4,498
Income taxes payable	—	632
Operating lease liabilities	1,508	1,454
Other current liabilities	2,578	903
Total current liabilities	20,486	21,428
Non-current liabilities
Accrued warranty reserve, non-current	2,861	2,541
Income taxes, non-current	—	54
Operating lease liabilities, non-current	14,798	15,134
Total non-current liabilities	17,659	17,729
Total liabilities	38,145	39,157

Stockholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued and outstanding as of June 30, 2020 and December 31, 2019	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 19,411,404 shares issued and outstanding as of June 30, 2020; 19,152,715 shares issued and outstanding as of December 31, 2019	19	19
Additional paid-in capital	97,818	91,874
Retained earnings	5,519	20,676
Accumulated other comprehensive income	29	26
Total stockholders’ equity	103,385	112,595
Total liabilities and stockholders’ equity	$141,530	$151,752

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except share and per share data)	2020	2019	2020	2019
Revenue
Sales revenue	$29,518	$38,790	$67,141	$69,621
Rental revenue	5,602	6,410	11,654	13,196
Total revenue	35,120	45,200	78,795	82,817
Cost of revenue
Cost of sales revenue	8,388	11,586	19,310	20,998
Cost of rental revenue	1,820	2,109	3,500	4,056
Total cost of revenue	10,208	13,695	22,810	25,054
Gross profit
Gross profit - sales revenue	21,130	27,204	47,831	48,623
Gross profit - rental revenue	3,782	4,301	8,154	9,140
Gross profit	24,912	31,505	55,985	57,763
Operating expenses
Sales and marketing	17,398	18,418	40,368	35,809
Research and development	1,105	1,234	2,789	2,515
Reimbursement, general and administrative	14,372	8,811	25,242	18,205
Total operating expenses	32,875	28,463	68,399	56,529
(Loss) income from operations	(7,963)	3,042	(12,414)	1,234
Other income	36	165	302	332
(Loss) income before income taxes	(7,927)	3,207	(12,112)	1,566
Income tax expense (benefit)	5,923	422	3,045	(2,691)
Net (loss) income	$(13,850)	$2,785	$(15,157)	$4,257
Net (loss) income per common share
Basic	$(0.72)	$0.15	$(0.79)	$0.23
Diluted	$(0.72)	$0.14	$(0.79)	$0.22
Weighted-average common shares used to compute net (loss) income per common share
Basic	19,337,644	18,881,526	19,255,612	18,814,511
Diluted	19,337,644	19,591,129	19,255,612	19,619,213

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(In thousands)	2020	2019
Cash flows from operating activities
Net (loss) income	$(15,157)	$4,257
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,450	1,978
Net amortization of premiums and discounts on securities available-for-sale	(89)	(145)
Deferred income taxes	4,282	(1,552)
Stock-based compensation expense	5,124	5,057
Gain on maturities of marketable securities	40	—
Impairment losses	4,025	—
Changes in assets and liabilities:
Accounts receivable	2,892	(426)
Net investment in leases	(542)	(5,869)
Inventories	(5,945)	(1,976)
Income taxes	(1,646)	(1,458)
Prepaid expenses and other assets	(317)	15
Right of use operating lease assets	135	(12)
Medicare accounts receivable, non-current	(1,697)	(725)
Accounts payable	1,602	1,637
Accrued payroll and related taxes	(3,127)	(415)
Accrued expenses and other liabilities	990	485
Net cash (used in) provided by operating activities	(7,980)	851
Cash flows from investing activities
Proceeds from maturities of securities available-for-sale	16,500	11,500
Purchases of securities available-for-sale	—	(5,929)
Purchases of property and equipment	(660)	(1,760)
Intangible assets costs	(109)	(97)
Net cash provided by investing activities	15,731	3,714
Cash flows from financing activities
Taxes paid for net share settlement of restricted stock units	(1,553)	(3,018)
Proceeds from exercise of common stock options	548	1,542
Proceeds from the issuance of common stock from the employee stock purchase plan	1,825	1,852
Net cash provided by financing activities	820	376
Net increase in cash and cash equivalents	8,571	4,941
Cash and cash equivalents – beginning of period	22,770	20,099
Cash and cash equivalents – end of period	$31,341	$25,040

Supplemental cash flow disclosure
Cash paid for taxes	$475	$322
Capital expenditures incurred but not yet paid	$241	$136

The following table summarizes revenue by product for the three and six months ended June 30, 2020 and 2019:

Tactile Systems Technology, Inc.
Supplemental Financial Information
(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,		Change		June 30,		Change
(Dollars in thousands)	2020	2019	$	%	2020	2019	$	%
Flexitouch System	$31,127	$40,959	$(9,832)	(24)%	$69,713	$75,068	$(5,355)	(7)%
Other products(1)	3,993	4,241	(248)	(6)%	9,082	7,749	1,333	17%
Total Revenue	$35,120	$45,200	$(10,080)	(22)%	$78,795	$82,817	$(4,022)	(5)%
(1)	The “other products” line primarily includes revenue from our Entre system. The Actitouch system and Airwear wrap contributed immaterial amounts of revenue for both of the three and six months ended June 30, 2020 and 2019.

The following table contains a reconciliation of the revenue change rate to the non-GAAP revenue change rate for the three and six months ended June 30, 2020 compared to the three and six months ended June 30, 2019:

Tactile Systems Technology, Inc.
Reconciliation of Second Quarter and Year to Date Revenue Change Rates
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(Dollars in thousands)	2020	2019	% Change	2020	2019	% Change
Total revenue	$35,120	$45,200	(22)%	$78,795	$82,817	(5)%
Less: Operating lease revenue(1)	N/A	(1,374)	2%	N/A	(4,195)	5%
Total non-GAAP revenue	$35,120	$43,826	(20)%	$78,795	$78,622	0%
(1)

The operating lease revenue excluded from revenue for the three and six months ended June 30, 2019, in the adjustment was related to rental agreements commencing prior to December 31, 2018, which were recognized as month-to-month operating leases for the three and six months ended June 30, 2019, and did not contribute to the Company’s revenue results in 2020.

The following table contains a reconciliation of net (loss) income to Adjusted EBITDA:

Tactile Systems Technology, Inc.
Reconciliation of Net (Loss) Income to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended		Increase		Six Months Ended		Increase
	June 30,		(Decrease)		June 30,		(Decrease)
(Dollars in thousands)	2020	2019	$	%	2020	2019	$	%
Net (loss) income	$(13,850)	$2,785	$(16,635)	N.M. %	$(15,157)	$4,257	$(19,414)	N.M. %
Interest income, net	(25)	(78)	53	(68)%	(80)	(176)	96	(55)%
Income tax expense (benefit)	5,923	422	5,501	N.M. %	3,045	(2,691)	5,736	N.M. %
Depreciation and amortization	720	914	(194)	(21)%	1,450	1,978	(528)	(27)%
Stock-based compensation	2,396	2,274	122	5%	5,124	5,057	67	1%
Impairment charges and inventory write-offs	4,025	—	4,025	—%	4,025	—	4,025	—%
CEO transition costs	65	—	65	—%	377	—	377	—%
Adjusted EBITDA	$(746)	$6,317	$(7,063)	(112)%	$(1,216)	$8,425	$(9,641)	(114)%

The following table contains a reconciliation of net margin to Adjusted EBITDA margin:

	Three Months Ended				Six Months Ended
	June 30,		Increase		June 30,		Increase
(As a percentage of revenue)	2020	2019	(Decrease)		2020	2019	(Decrease)
Net margin	(39.4)%	6.2%	(4,560)	bps	(19.2)%	5.1%	(2,430)	bps
Interest income, net	(0.1)%	(0.2)%	10	bps	(0.1)%	(0.2)%	10	bps
Income tax benefit	16.9%	1.0%	1,590	bps	3.9%	(3.2)%	710	bps
Depreciation and amortization	2.1%	2.0%	10	bps	1.8%	2.4%	(60)	bps
Stock-based compensation	6.8%	5.0%	180	bps	6.5%	6.1%	40	bps
Impairment charges and inventory write-offs	11.4%	—%	1,140	bps	5.1%	—%	510	bps
CEO transition costs	0.2%	—%	20	bps	0.5%	—%	50	bps
Adjusted EBITDA margin	(2.1)%	14.0%	(1,610)	bps	(1.5)%	10.2%	(1,170)	bps

The following table contains a reconciliation of gross margin to adjusted gross margin:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2020	2019	2020	2019
Gross profit, as reported	$24,912	$31,505	$55,985	$57,763
Gross margin, as reported	70.9%	69.7%	71.1%	69.8%
Reconciling item affecting gross margin:
Inventory write-offs	428		428
Non-GAAP adjusted gross profit	$25,340		$56,413
Non-GAAP adjusted gross margin	72.2%		71.6%

The following table contains a reconciliation of operating (loss) income to adjusted operating (loss) income:

Tactile Systems Technology, Inc.
Reconciliation of (Loss) Income from Operations to Non-GAAP Adjusted Operating (Loss) Income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2020	2019	2020	2019
(Loss) income from operations	$(7,963)	$3,042	$(12,414)	$1,234
Impairment charges and inventory write-offs	4,025	—	4,025	—
Non-GAAP adjusted operating (loss) income	$(3,938)	$3,042	$(8,389)	$1,234

The following table contains a reconciliation of (loss) income from operations margin to adjusted operating (loss) income margin:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(As a percentage of revenue)	2020	2019	2020	2019
(Loss) income from operations margin	(22.7)%	6.7%	(15.8)%	1.5%
Impairment charges and inventory write-offs	11.5%	-%	11.5%	-%
Non-GAAP adjusted operating (loss) income margin	(11.2)%	6.7%	(4.3)%	1.5%

Investor Inquiries:

Mike Piccinino, CFA

Managing Director

Westwicke Partners

443-213-0500

investorrelations@tactilemedical.com